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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY
                                                  (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 PHAR-MOR, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                                 PHAR-MOR LOGO

October 20, 1999

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Phar-Mor, Inc. (the "Company"), which will be held at The Willard
Inter-Continental Hotel, 1401 Pennsylvania Avenue, Washington, D.C. 20004 on Friday, December 10, 1999, at 10:00 a.m. (local time).

     The Notice of Meeting and the Proxy Statement that follow describe the business to be conducted at the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities.

     Your vote is very important. Whether or not you plan to attend the meeting, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting in the event that you are unable to attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting. If you do plan to be present at the meeting and wish to vote in person, you may withdraw your proxy at that time.

     We hope you will attend and look forward to personally meeting you on December 10th.

Sincerely,

/s/ Abbey J. Butler

/s/ Melvyn J. Estrin
Abbey J. Butler & Melvyn J. Estrin
Co-Chairmen of the Board
and Co-Chief Executive Officers

20 Federal Plaza West
P.O. Box 400
Youngstown, Ohio 44501

                                 PHAR-MOR LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held December 10, 1999

To the Shareholders of Phar-Mor, Inc.

     NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders (the "Meeting") of Phar-Mor, Inc., a Pennsylvania corporation (the "Company"), will be held at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, Washington, D.C. 20004 on Friday, December 10, 1999, at 10:00 a.m. (local time), with registration beginning at 9:00 a.m., for the following purposes:

     1. To elect one director as set forth in the accompanying Proxy Statement to hold office until his successor is duly elected and qualified;

     2. To amend the Phar-Mor, Inc. 1995 Director Stock Plan by changing the annual automatic grant date thereunder from October 1 to July 1;

     3. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Company's independent public accountants; and

     4. To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

     The Board of Directors has fixed the close of business on October 1, 1999 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the Meeting or at any postponement or adjournment thereof.

     In order to assure a quorum, it is important that shareholders who do not expect to attend the Meeting in person complete, sign, date and promptly return the enclosed proxy card in the accompanying envelope.

                                          By Order of the Board of Directors,

                                          /s/ John R. Ficarro

                                          John R. Ficarro
                                          Secretary

Youngstown, Ohio
October 20, 1999

                                 PHAR-MOR, INC.
                             20 FEDERAL PLAZA WEST
                          YOUNGSTOWN, OHIO 44501-0400

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON DECEMBER 10, 1999

     The enclosed proxy is solicited by the Board of Directors of Phar-Mor, Inc., a Pennsylvania corporation (the "Company"), for use at its annual meeting of shareholders to be held at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, Washington, D.C. 20004 on Friday, December 10, 1999, at 10:00 a.m. (local time), and at any postponement or adjournment thereof (the "Meeting"). The enclosed proxy, properly executed and received by the Secretary of the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the persons named in the enclosed proxy intend to vote: (i) FOR the nominee for election as a director; (ii) FOR approval of the amendment to the Phar-Mor, Inc. 1995 Director Stock Plan; and (iii) FOR approval of the selection of Deloitte & Touche LLP as the Company's independent public accountants.

     The Company's management knows of no matter to be brought before the Meeting which is not referred to in the Notice of Meeting and this Proxy Statement. If, however, any other matter should be presented at the Meeting upon which a vote properly may be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Secretary of the Company, by submitting a new proxy to the Secretary of the Company or by personal ballot at the Meeting. Attendance at the Meeting shall not have the effect of revoking a proxy unless the shareholder so attending shall, in writing, so notify the Secretary of the Meeting at any time prior to the voting of the proxy. The first date on which this proxy statement and the enclosed form of proxy are being sent to the Company's shareholders is on or about October 20, 1999.

     The holders of a majority of the shares of common stock, $0.01 par value per share ("Common Stock"), entitled to vote at the Meeting, present in person or by proxy, shall constitute a quorum. Abstentions will be considered shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, such shares of Common Stock will not be considered as present and entitled to vote with respect to that matter.

     As of the close of business on October 1, 1999, the record date for determining shareholders entitled to vote at the Meeting, the Company had issued and outstanding 12,240,865 shares of Common Stock, held of record by 2,904 shareholders. Only shareholders of record at the close of business on October 1, 1999 will be entitled to vote at the Meeting. Shareholders do not have cumulative voting rights. Each share of Common Stock is entitled to one vote on each matter voted on at the Meeting.

     The Common Stock is traded on the Nasdaq National Market ("Nasdaq-NMS") under the symbol "PMOR."

                              PROPOSAL NUMBER ONE
                              ELECTION OF DIRECTOR

     Under the Company's Restated Articles of Incorporation and Bylaws, its Directors are divided into three classes, each class to be elected at successive annual meetings of shareholders for the term of three years. On August 11, 1999 the Board adopted a resolution, consistent with the Company's Bylaws, to set the number of Directors on the Board at five. The director whose term will expire at the Meeting is Monroe Osterman. Mr. Osterman has been nominated by the Board to stand for re-election as Director at the Meeting to hold office until the 2002 Annual Meeting and until his successor is duly elected and qualified or until his resignation or removal.

     The nominee has indicated a willingness to serve as a Director, but in the event the nominee should become unable to serve as a director, an event which the Board does not expect, the Board will nominate a different person, and the proxies named on the enclosed proxy card will vote for the election of such nominee.

     If a quorum is present at the Meeting, the election of the Director will require the affirmative vote of a plurality of the votes cast at the Meeting, in person or by proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE
NOMINEE.

INFORMATION ON THE NOMINEE AND THE INCUMBENT DIRECTORS

     The following information relates to the nominee named above and to the other directors of the Company whose terms will continue after the Meeting.

  NOMINEE FOR TERM EXPIRING 2002

                          NAME                            SERVED AS DIRECTOR SINCE      AGE
                          ----                            ------------------------      ---
Monroe Osterman.........................................            1997                72

     MONROE OSTERMAN has been a director of the Company since September 25, 1997. Mr. Osterman has served as President of Gala Trading Corporation, an investment company specializing in large purchases of diamonds from Europe, since 1982. Prior to serving as President of Gala Trading Corporation, Mr. Osterman served as President of Paras USA and Bermont Corporation and was also a partner at J. Winston & Company, an importing and merchandising company.

  INCUMBENT DIRECTORS: TERM EXPIRING 2000

                          NAME                            SERVED AS DIRECTOR SINCE      AGE
                          ----                            ------------------------      ---
Abbey J. Butler.........................................            1995                62
Melvyn J. Estrin........................................            1995                57

  INCUMBENT DIRECTORS: TERM EXPIRING 2001

                          NAME                            SERVED AS DIRECTOR SINCE      AGE
                          ----                            ------------------------      ---
Arthur G. Rosenberg.....................................            1997                61
John D. Shulman.........................................            1997                36

     ABBEY J. BUTLER has been a director of the Company since September 1995 and Co-Chairman of the Board and Co-Chief Executive Officer of the Company since October 1, 1997. Mr. Butler is Co-Chairman of the Board and Co-Chief Executive Officer of Avatex Corporation ("Avatex"), formerly known as FoxMeyer Health Corporation. Mr. Butler also serves as managing partner of Centaur Partners, L.P., an investment partnership with ownership interests in Avatex, and as President and a director of C.B. Equities Corp., a private investment company. Mr. Butler presently serves as a director and a member of the Executive Committee of GrandBanc, Inc.; and as a director of Carson, Inc., a global manufacturer of ethnic hair care products for African-Americans and persons of African descent; Cyclone, Incorporated, a distributor and installer of chain link fence systems, highway guard rails and industrial gates and posts; iLife Systems, Inc., a manufacturer of miniature continuous-wear vital signs monitors; and, in connection with investments by the Company, as a director of RAS Holding Corp. and HPD Holdings Corp. and as a member of the Board of Managers of Chemlink Laboratories, LLC. Mr. Butler is a trustee and a member of the Executive Committee of the Board of Trustees of the American University, and a director of the Starlight Foundation, a charitable organization. He was appointed by President George Bush to serve on the President's Advisory Committee for the Performing Arts, John F. Kennedy Center, Washington, D.C. On August 27, 1996, FoxMeyer Corporation and FoxMeyer Drug Company, subsidiaries of Avatex, each filed a petition under Chapter 11 of the United States Bankruptcy Code. At the time of the filing,

Mr. Butler was an executive officer and director of FoxMeyer Corporation and FoxMeyer Drug Company. On July 26, 1996, Ben Franklin Retail Stores, Inc. filed a petition for protection under Chapter 11 of the United States Bankruptcy Code. At the time of the filing, Mr. Butler was a director of Ben Franklin Stores, Inc.

     MELVYN J. ESTRIN has been a director of the Company since September 1995 and Co-Chairman of the Board and Co-Chief Executive Officer of the Company since October 1, 1997. Mr. Estrin is Co-Chairman of the Board and Co-Chief Executive Officer of Avatex. Mr. Estrin also serves as Chairman of the Board and Chief Executive Officer of Human Service Group, Inc., a private management and investment firm, and of University Research Corporation, a consulting firm. Mr. Estrin presently serves as a director and a member of the Executive Committee of GrandBanc, Inc.; as a director of Washington Gas Light Company; Carson, Inc., a global manufacturer of ethnic hair care products for African-Americans and persons of African descent; iLife Systems, Inc., a manufacturer of miniature continuous-wear vital signs monitors; and, in connection with investments by the Company, as a director of RAS Holding Corp. and HPD Holdings Corp. and as a member of the Board of Managers of Chemlink Laboratories, LLC. Mr. Estrin has served as a trustee of the University of Pennsylvania and was appointed by President George Bush to serve as Commissioner of the National Capital Planning Commission. On August 27, 1996, FoxMeyer Corporation and FoxMeyer Drug Company, subsidiaries of Avatex, each filed a petition under Chapter 11 of the United States Bankruptcy Code. At the time of the filing, Mr. Estrin was an executive officer and director of FoxMeyer Corporation and FoxMeyer Drug Company. On July 26, 1996, Ben Franklin Stores, Inc. filed a petition for protection under Chapter 11 of the United States Bankruptcy Code. At the time of the filing, Mr. Estrin was a director of Ben Franklin Retail Stores, Inc.

     ARTHUR G. ROSENBERG has been a director of the Company since November 23, 1997. Mr. Rosenberg was a principal of The Associated Companies, a real estate development firm, from 1987 to 1998 and in 1999 became a principal of Millennium Development Group LLC. Prior thereto, Mr. Rosenberg was a practicing lawyer in Huntington, New York and served as General Counsel for ITT Levitt & Sons, Inc., an international home builder. Mr. Rosenberg currently serves on the Boards of Directors of New Yorker Marketing Corp., Inc., a wholesale distributor of ice cream, and Antra Holdings Group, Inc., a music recording company.

     JOHN D. SHULMAN has been a director of the Company since November 23, 1997. Mr. Shulman has served as President and Chief Executive Officer of ONYX International, L.L.C., a merchant banking and venture firm focusing primarily on private equity placements in high growth companies, since 1994. Prior to serving as President and Chief Executive Officer of ONYX International, L.L.C., Mr. Shulman served as the Director of Development for Tower Companies, a diversified group of companies including real estate development, banking and related activities since 1986. Mr. Shulman currently serves on the Board of Directors of U.S. Interactive, Inc.; Performance Distribution, Inc., Taiwan Mezzanine Fund I, L.P.; Interactive Video Technologies, Inc.; on the Board of Managers of ChemLink Laboratories, LLC; and is the Chairman of Juggernaut Partners, LLC. Mr. Shulman is the husband of Mr. Estrin's niece.

COMMITTEES OF THE BOARD; MEETINGS

     The Board met six times during the fiscal year ended July 3, 1999 ("Fiscal Year 1999"). During Fiscal Year 1999, each director attended all Board meetings during the time such person was a member of the Board.

     The Board has a standing Audit Committee and a standing Compensation Committee.

     AUDIT COMMITTEE. The Audit Committee of the Board provides the Board with an independent review of the Company's accounting policies, the adequacy of financial controls and the reliability of financial information reported to the public. The Audit Committee also conducts examinations of the affairs of the Company as required by law or as directed by the Board, supervises the activities of the internal audit department and reviews the services provided by the independent auditors. For Fiscal Year 1999, the Audit Committee consisted of Messrs. Rosenberg and Shulman. During Fiscal Year 1999, the Audit Committee met two times.

     COMPENSATION COMMITTEE. The Compensation Committee of the Board determines compensation and benefits for officers, reviews salary and benefit changes for other senior officers, administers the Phar-Mor, Inc. 1995 Amended and Restated Stock Incentive Plan (the "Phar-Mor Stock Incentive Plan"), the Phar-Mor, Inc.

1995 Director Stock Plan (the "Phar-Mor Director Stock Plan"), the Phar-Mor, Inc. 1996 Director Retirement Plan, as amended (the "Phar-Mor Director Retirement Plan"), the Phar-Mor, Inc. Employee Stock Purchase Plan (the "Phar-Mor Employee Stock Purchase Plan"), and other employee benefits. For Fiscal Year 1999, the Compensation Committee consisted of Messrs. Daniel H. Levy and Osterman. Mr. Levy was also the Committee Chairman until his resignation from the Board on June 9, 1999. During Fiscal Year 1999, the Compensation Committee met once. On August 11, 1999, Mr. Shulman was appointed by the Board to serve as a member and Chairman of the Compensation Committee.

COMPENSATION OF DIRECTORS

     Each director of the Company receives an annual retainer fee of $25,000 and an attendance fee of $1,000 ($2,000 in the case of a committee chairman) for each meeting of the Board, and of each of the committees of the Board attended, other than committee meetings occurring on a date on which a Board meeting is scheduled. All directors are also reimbursed for travel and other out-of-pocket expenses incurred by them in attending Board or committee meetings.

     Pursuant to the Phar-Mor Director Stock Plan, directors receive an annual grant of options to purchase shares of Common Stock. Before October 1, 1997, directors received an annual grant of an option to purchase 5,000 shares of Common Stock. Pursuant to an amendment to the Phar-Mor Director Stock Plan approved by the Board on September 25, 1997, commencing with the grant on October 1, 1997, directors receive an annual grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Directors may elect to receive additional shares of Common Stock in lieu of all or a portion of their annual retainer. Directors may elect to defer payment of all or a portion of their annual retainer under a non-qualified, unfunded deferred compensation plan. Deferred amounts are invested, at the election of the director, in an interest-bearing account or a stock equivalent account. The amounts deferred, plus any appreciation thereon, are paid in cash on the dates specified by the director. The Phar-Mor Director Stock Plan provides that 500,000 shares of Common Stock are available for grants under such Plan. A proposal to amend the Director Stock Plan to change the annual automatic grant date from October 1 to July 1 has been approved by the Board and is being presented to the shareholders for approval at the Meeting. See "Proposal Number Two -- Director Stock Plan" below.

     Pursuant to the Phar-Mor Director Retirement Plan, the Company credits each director of the Company who is not an employee of the Company or a subsidiary of the Company (an "Eligible Director") annually, commencing in October 1996, with that number of shares of Common Stock whose aggregate fair market value on a date as specified under the Phar-Mor Director Retirement Plan equals the amount of the annual retainer payable to such Eligible Director, or such other amount as may be determined by resolution of the Compensation Committee of the Board. The award is not in the form of actual shares of Common Stock, and no shares of Common Stock will be set aside for the benefit of Eligible Directors under the Phar-Mor Director Retirement Plan. The number of shares of Common Stock in each retirement share account is subject to adjustment for dilution or otherwise as set forth in the Phar-Mor Director Retirement Plan. As of July 3, 1999, in accordance with the Phar-Mor Director Retirement Plan, the retirement accounts of Messrs. Butler and Estrin have each been credited with 7,693.37 shares of Common Stock, and the retirement accounts of Messrs. Osterman, Rosenberg and Shulman have each been credited with 3,389.83 shares of Common Stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is not deemed to be "soliciting material" or deemed to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Exchange Act.

     EXECUTIVE COMPENSATION. The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executive officers who are capable of effectively leading and continuing the growth of the Company. Officers of the Company are paid salaries in line with their responsibilities and generally comparable to industry standards. Executive officers are also eligible to receive discretionary bonuses upon the achievement of revenue and profit goals established by the Company as an incentive for superior individual, group and corporate performance. Likewise, stock option grants to officers (and other employees) promote success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants. Many executive officers are also significant shareholders and/or holders of options to purchase significant amounts of Common Stock. To the extent that the performance of such individual officers translates into an increase in the value of the Common Stock, all shareholders, including such officers, share the benefits.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICERS. The Compensation Committee will annually review and approve the compensation of the Chief Executive Officer(s) of the Company. The Board believes that Messrs. Butler and Estrin, the Company's Co-Chief Executive Officers, are paid reasonable salaries based on the same corporate financial goals as the other officers of the Company. Messrs. Butler and Estrin also are eligible to receive discretionary bonuses awardable upon the achievement of specific revenue and profitability goals for the Company as a whole. In addition, Messrs. Butler and Estrin are significant shareholders in the Company through Avatex, and to the extent their performance as Co-Chief Executive Officers translates into an increase in the value of the Common Stock, all shareholders, including them, share the benefits.

     The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's shareholders. Because the compensation of certain executive officers will or may exceed $1 million in any year, the provisions of Section 162(m) of the Code may limit the deductibility of such compensation unless an exception to such limitations is available. Because of the uncertainties surrounding the application and interpretation of such limits, no assurance can be given that such compensation will be deductible.

                   Submitted by the Compensation Committee *

                           John D. Shulman (Chairman)
                                Monroe Osterman

* Daniel H. Levy served as Chairman of the Committee until his resignation from the Board of Directors on June 9, 1999.

EXECUTIVE COMPENSATION PLANS

     PHAR-MOR, INC. 1995 AMENDED AND RESTATED STOCK INCENTIVE PLAN. The Phar-Mor Stock Incentive Plan was adopted in order to attract, reward and retain key personnel (including officers, whether or not directors) of the Company and its subsidiaries and certain other closely related eligible persons who provide substantial services to such entities ("Eligible Persons") and to provide them with long-term incentives that are linked to the Company's stock performance. Approximately nine officers and approximately 450 other employees of the Company and its subsidiaries are currently eligible to participate under the Phar-Mor Stock Incentive Plan.

     The Phar-Mor Stock Incentive Plan is administered by the Compensation Committee of the Board (the "Administrator"). Currently, a maximum of 3.5 million shares of the Company's Common Stock (subject to adjustment) may be issued upon the exercise of awards granted under the Phar-Mor Stock Incentive Plan. As of July 3, 1999, a total of 3,058,567 shares of the Company's Common Stock were subject to options granted under the Phar-Mor Stock Incentive Plan.

     The Phar-Mor Stock Incentive Plan authorizes the issuance of options and (subject to plan limitations) certain stock appreciation rights ("SARs"). As is customary in incentive plans of this nature, the number and kind of shares available under the Phar-Mor Stock Incentive Plan, share limits, and shares subject to outstanding awards are subject to adjustment in the event of certain reorganizations, recapitalizations, stock splits, stock dividends, spin-offs, property distributions or other similar extraordinary transactions or events in respect of the Company or the shares of the Company. Shares relating to options or SARs that are not exercised or that expire or are canceled will again become available for grant purposes under the Phar-Mor Stock Incentive Plan to the extent permitted by law and the plan. Awards may be repriced or otherwise amended after grant, provided that the amendment does not adversely affect the holder's rights without his or her consent. A maximum of 277,778 shares of the Company's Common Stock may be subject to options that during any calendar year are granted to any Eligible Person under the Phar-Mor Stock Incentive Plan.

     The exercise price of the options granted under the Phar-Mor Stock Incentive Plan generally may not be less than the fair market value of the Company's Common Stock on the date of grant or such greater amount as may be determined by the Administrator. An option may either be an incentive stock option, as defined in the Code, or a non-qualified stock option. All options granted pursuant to the Phar-Mor Stock Incentive Plan as of July 3, 1999 are non-qualified stock options, except the options granted to Messrs. Butler and Estrin which are incentive stock options. The aggregate fair market value of the Common Stock (determined at the time the option is granted) for which incentive stock options may be first exercisable by an option holder during any calendar year under the Phar-Mor Stock Incentive Plan or any other plan of the Company or its subsidiaries may not exceed $100,000. A non-qualified stock option is not subject to any of these limitations.

     Subject to early termination or acceleration provisions (which are summarized below), an option generally will be exercisable, in whole or in part, from the date specified in the related award agreement until the expiration date, all as determined by the Administrator. Earlier expiration may occur following a termination of service. In no event, however, is an option under the Phar-Mor Stock Incentive Plan exercisable more than seven years after its date of grant.

     Upon the occurrence of either (A) a Change in Control Event (as defined in the Phar-Mor Stock Incentive Plan to include, but not be limited to, (i) the approval by the shareholders of the Company of a dissolution or liquidation,
(ii) certain agreements of merger or consolidation resulting in the Company's shareholders, or entities associated or affiliated with them, holding less than 50% of the voting stock of the surviving entity, (iii) the sale of substantially all the assets of the Company as an entirety to a person that is not an affiliated person of the Company, (iv) a person or group (other than Robert M. Haft, Hamilton Morgan, LLC ("Hamilton Morgan") or other 25% owners as of September 11, 1995 and certain related entities) acquiring beneficial ownership of over 50% of the voting power, or (v) certain changes in the composition of the Board, or (B) under other circumstances (such as a termination of service), the Administrator, in its discretion, may provide for acceleration or extension of the exercisability of awards, or provide for certain other limited benefits, which may include SARs, under some or all awards and may determine the extent, duration and other conditions of such additional rights by amendment to outstanding awards or otherwise. The Board may terminate or amend the Phar-Mor Stock Incentive Plan, subject to the rights of holders of outstanding options. If an amendment would (i) materially increase the benefits accruing to Eligible Persons under the Phar-Mor Stock Incentive Plan, (ii) materially increase the aggregate number of shares that may be issued under the Phar-Mor Stock Incentive Plan, or (iii) materially modify the eligibility requirements for participation under the Phar-Mor Stock Incentive Plan, the amendment, to the extent deemed necessary by the Board or the Administrator or then required by applicable law, must be approved by the shareholders.

     CORPORATE EXECUTIVE BONUS PLAN. Under the Company's Corporate Executive Bonus Plan for Fiscal Year 1999 (the "1999 Bonus Plan"), certain executive officers were eligible to receive a cash bonus if the Company achieved a pre-established level of performance for the fiscal year. The participating executive would receive at least 60% of his or her individual targeted percentage bonus ("target bonus") if this performance were at target, and 35% of the target bonus (e.g., if the target bonus is 50%, 35% of 50%) if the Company's performance were at entry level; the remaining amount (up to 40%) was subject to the discretion of the Board. If the Company did not achieve the targeted level of performance, but achieved an "entry level" or minimum performance threshold for payment of bonuses established by the Board, the specific bonus amount between minimum and target bonus levels would be extrapolated, pro rata, based on the relationship of actual performance to the entry and target levels of performance; 60% of such amount would be mandatory and up to 40% discretionary. As a result of the

Company achieving its pre-established level of performance for Fiscal Year 1999, total bonuses of $2,557,424 were paid to 130 employees under the 1999 Bonus Plan.

     The employment agreements between the Company and each of Messrs. Butler and Estrin provide for an annual incentive bonus under a Company-sponsored bonus plan (if a bonus plan is approved, or otherwise as provided under a separate agreement between the Company and each of Messrs. Butler and Estrin), if reasonable performance objectives approved by the Board are achieved, with a maximum bonus of 60% and a minimum bonus of 21% of annual base salary, commencing in Fiscal Year 1998; provided, however, that if the performance objectives are exceeded, then such bonus will be increased to a level commensurate with the amount of bonuses payable to senior officers of the Company who are situated similarly to Messrs. Butler and Estrin. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements--Messrs. Butler and Estrin."

     401(k) EMPLOYEE SAVINGS PLAN. Employees of the Company are eligible to participate in the 401(k) Employee Savings Plan (the "401(k) Plan"). The 401(k) Plan is a tax-qualified profit sharing plan that provides for pre-tax deferrals by employees and employer matching and profit-sharing contributions. In addition, warehouse employees and drivers are eligible to participate in a separate 401(k) savings plan.

     RETIREMENT AND PENSION PLANS. The Company provided pension benefits under noncontributory defined benefit pension plans to its non-union employees who have met the applicable age and service requirements specified in the plans. During fiscal 1996 the Company's Board of Directors voted to freeze the benefits accruing under its defined benefit plan that covers non-union personnel effective June 29, 1996 and to increase the Company's matching contribution to the defined contribution plan for those employees. The Company terminated its defined benefit plan that covers non-union personnel on April 30, 1998. Lump sum cash payments were made to the majority of the plan participants by June 27, 1998. Annuities were purchased for the remaining participants during Fiscal Year 1999. In connection therewith, the following executive officers received lump sum cash distributions in the amounts indicated: Mr. Schwartz, $26,927.35, Mr. Krishnan, $18,329.91 and Mr. Jeffery, $15,357.71.

     In addition, the Company maintains two pension plans for various groups of employees: (i) the Phar-Mor, Inc. Retirement Plan for Hourly Employees at Niles, Ohio Store and (ii) the Tamco Distributors Company Warehouse and Drivers Pension Plan (collectively, the "Pension Plans"). The Pension Plans are defined benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     To the extent permitted by law, the minimum eligibility and vesting provisions under these and other retirement, health and welfare benefit plans were waived for Messrs. Estrin and Butler under the terms of their respective employment agreements.

     EMPLOYEE STOCK PURCHASE PLAN. The Company sponsors an Employee Stock Purchase Plan ("ESPP") under which it is authorized to grant up to 500,000 shares, in the aggregate, of Common Stock obtained by open market purchases. Employees, including executive officers, with a minimum of three months of service are eligible to participate in the ESPP. The ESPP allows eligible employees to contribute, through payroll deductions, up to 10% (not to exceed $25,000) of their annual salary toward stock purchases. Stock purchases are made quarterly and purchased by participants at 90% of the closing price on the last day of the calendar quarter.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with Messrs. Butler, Estrin, Schwartz, Jeffery, Krishnan and Ficarro, each of which is described below.

     Messrs. Abbey J. Butler and Melvyn J. Estrin. The employment agreements with Messrs. Butler and Estrin have a rolling three-year term commencing on October 1, 1997 that provide for Messrs. Butler and Estrin to serve as Co-Chief Executive Officers and Co-Chairmen of the Board. The initial annual base salary of each of Messrs. Butler and Estrin is $425,000 subject to annual increases of 8%. For the contract year ending September 30, 2000, the annual base salary of each of Messrs. Butler and Estrin is $495,720. The agreements provide for an annual incentive bonus under a Company-sponsored bonus plan (if a bonus plan is approved, or otherwise as provided under a separate agreement between the Company and each of Messrs. Butler and Estrin), if reasonable performance objectives approved by the Board are achieved, with a maximum bonus of 60% and a minimum bonus of 21% of annual base salary; provided, however, that if the performance objectives are exceeded, then such bonus will be increased to a level commensurate with the amount of bonuses payable to senior officers of the Company who are situated similarly to Messrs. Butler and Estrin.

     Each of Messrs. Butler and Estrin was also granted options to purchase 200,000 shares of Common Stock at an exercise price of $6.84375 per share under the Phar-Mor Stock Incentive Plan, which options vested with respect to 33.34% of the underlying shares on the date of grant (October 1, 1997), and with respect to an additional 33.33% on each of the first and second anniversaries of the date of grant. The term of the options is seven years and unless Messrs. Butler and Estrin elect otherwise, to the fullest extent permitted by law and under the plan, such options shall be treated and reported as incentive stock options. Messrs. Butler and Estrin were also each granted incentive stock options to purchase 200,000 shares of Common Stock at an exercise price of $9.625 per share on June 23, 1998 and 200,000 shares of Common Stock at an exercise price of $4.28125 per share on June 29, 1999 on terms similar to the earlier grants.

     Pursuant to their respective employment agreements, Messrs. Butler and Estrin are permitted to engage in activities (except certain activities that are competitive with the Company's business), in addition to serving as Co-Chief Executive Officers and Co-Chairmen of the Board, and pursue other investments (except ownership of more than a 10% interest in an entity that derives more than 50% of its gross revenues from the retail sale, at a discount, of pharmaceuticals, unless Messrs. Butler and Estrin or their respective immediate families owned or controlled, directly or indirectly, an ownership interest of at least 1% in the entity as of October 1, 1997). The agreements do not require Messrs. Butler and Estrin to provide services at the Company's principal locations.

     The employment agreements with Messrs. Butler and Estrin also provide for long-term performance payouts to each of them, commencing with the three-year period ending September 30, 2000 and each third year thereafter during the term of the employment agreement, in an amount (subject to the offset referred to in the last sentence of this paragraph) equal to 1.5% of any excess of (i) the aggregate market value of the publicly traded shares of Common Stock based on the average closing price for the thirty (30)-day period ending on the last day of the subject period (less the sum of (a) the proceeds from the exercise during such period of any options or warrants plus (b) any cash or property consideration actually received by the Company during such period from the issuance of any shares of its Common Stock) over (ii) the aggregate market value of the publicly traded shares of Common Stock based on the average closing price for the thirty (30)-day period ending on the last day of the immediately prior subject period (provided that for the first day of the period ending on September 30, 2000, such average closing price shall be deemed to be $6.84375 per share). One-half of the aggregate annual bonuses paid or payable in respect of the applicable three-year period will be offset against the long-term payout amount.

     The employment agreements with Messrs. Butler and Estrin further provide for various employee benefits and perquisites, including but not limited to payment, on a tax reimbursed, "grossed up" basis, for a $1,500,000 whole life insurance policy on Messrs. Butler and Estrin's lives or, at the election of either of them, a term policy requiring an equivalent premium; disability insurance adequate to pay Messrs. Butler and Estrin 60% of their respective base salaries until age 75; reimbursement of all medical, hospitalization and dental costs for Messrs. Butler and Estrin and their families; the use of a car owned or leased by the Company and the provision of other transportation for Messrs. Butler and Estrin's travel requirements such as the lease of an aircraft; and business expenses at locations other than the Company's headquarters.

     Each of the agreements with Messrs. Butler and Estrin provides that, if it is terminated without cause (as defined), such officer will be entitled to the present value of his base salary, discounted at 5%, for the remaining contract term, annual and long-term incentive payments payable for the remainder of the term, all compensation, benefits, stock options, health and disability benefits accruing under the agreement for the remainder of the term (or at their option, the value of such stock options determined in accordance with the "Black-Scholes' Formula"), tax reimbursement in respect of any termination payments that constitute excess parachute payments under Federal income tax laws, and the accelerated vesting (and extended post-termination exercise periods) of all stock options. Under each agreement, termination with cause by the Company is limited to the entry of a felony conviction, voluntary resignation, death, or permanent disability (as defined).

     Mr. M. David Schwartz. The employment agreement with Mr. Schwartz, as amended, has a rolling term of two years commencing on February 10, 1999 and provides for Mr. Schwartz to serve as the Company's President and Chief Operating Officer. Mr. Schwartz's annual base salary is $715,500 for the contract year ending June 1, 2000. On September 11, 1995, Mr. Schwartz received a confirmation bonus of $450,000 and 6,250 shares of Common Stock, and was granted options under the Phar-Mor Stock Incentive Plan to purchase 175,000 shares of Common Stock at an exercise price of $8.00 per share. Pursuant to the Phar-Mor Stock Incentive Plan, Mr. Schwartz was granted additional options on June 5, 1997, to purchase 100,000 shares of Common Stock at an exercise price of $5.4375 per share; on June 23, 1998, to purchase 100,000 shares of Common Stock at an exercise price of $9.625 per share; and on June 29, 1999, to purchase 150,000 shares of Common Stock at an exercise price of $4.28125 per share.

     Mr. Warren E. Jeffery. The employment agreement with Mr. Jeffery, as amended, has a rolling term of two years commencing February 10, 1999 and provides for Mr. Jeffery to serve as the Company's Executive Vice President Marketing, Merchandising and Logistics. Mr. Jeffery's salary is $300,000 for the contract year ending June 1, 2000. On September 11, 1995, Mr. Jeffery received a confirmation bonus of $75,000 and was granted options under the Phar-Mor Stock Incentive Plan to purchase 45,000 shares of Common Stock at an exercise price of $8.00 per share. Pursuant to the Phar-Mor Stock Incentive Plan, Mr. Jeffery was granted additional options on May 14, 1996, to purchase 5,000 shares of Common Stock at an exercise price of $7.56250 per share; on June 5, 1997, to purchase 50,000 shares of Common Stock at an exercise price of $5.4375 per share; on June 23, 1998, to purchase 75,000 shares of Common Stock at an exercise price of $9.625 per share; and on June 29, 1999, to purchase 100,000 shares of Common Stock at an exercise price of $4.28125 per share.

     Mr. Sankar Krishnan. The employment agreement with Mr. Krishnan, as amended, has a rolling term of two years commencing on February 10, 1999 and provides for Mr. Krishnan to serve as the Company's Senior Vice President and Chief Financial Officer. Mr. Krishnan's annual base salary is $270,000 for the contract year ending June 1, 2000. On September 11, 1995, Mr. Krishnan received a confirmation bonus of $100,000 and was granted options under the Phar-Mor Stock Incentive Plan to purchase 25,000 shares of Common Stock at an exercise price of $8.00 per share. Pursuant to the Phar-Mor Stock Incentive Plan, Mr. Krishnan was granted additional options on June 5, 1997, to purchase 75,000 shares of Common Stock at an exercise price of $5.4375 per share; on June 23, 1998, to purchase 75,000 shares of Common Stock at an exercise price of $9.625 per share; and on June 29, 1999, to purchase 100,000 shares of Common Stock at an exercise price of $4.28125 per share. Mr. Krishnan also received a signing bonus of $25,000 on February 10, 1999.

     Mr. John R. Ficarro. The employment agreement with Mr. Ficarro, as amended, has a rolling term of two years commencing on February 10, 1999, and provides for Mr. Ficarro to serve as the Company's Senior Vice President/Chief Administrative Officer and General Counsel. Mr. Ficarro's annual base salary is $230,000 for the contract year ending June 1, 2000. On September 11, 1995, Mr. Ficarro was granted options under the Phar-Mor Stock Incentive Plan to purchase 15,000 shares of Common Stock at an exercise price of $8.00 per share. Pursuant to the Phar-Mor Stock Incentive Plan, Mr. Ficarro was granted additional options on June 5, 1997, to purchase 75,000 shares of Common Stock at an exercise price of $5.4375 per share; on June 23, 1998, to purchase 75,000 shares of Common Stock at an exercise price of $9.625 per share; and on June 29, 1999, to purchase 100,000 shares of Common Stock at an exercise price of $4.28125 per share. Mr. Ficarro also received a signing bonus of $25,000 on February 10, 1999.

     The employment agreements with Messrs. Jeffery, Krishnan and Ficarro provide for an annual incentive bonus if the Company achieves certain performance objectives approved by the Board, with a target bonus of not less than 40% of annual base salary and a maximum of 100% of annual base salary. The employment agreement with Mr. Schwartz provides for an annual incentive bonus if the Company achieves certain performance objectives approved by the Board, with a target bonus of not less than 60% of annual base salary and a maximum of 100% of annual base salary. The options granted to Messrs. Schwartz, Jeffery, Krishnan and Ficarro on September 11, 1995, and the options granted to Mr. Jeffery on May 14, 1996, have a term of seven years from the date of grant and vest with respect to 20% of the underlying shares on the date of grant and 20% on each of the first through the fourth anniversaries of the date of grant. The options granted to Messrs. Schwartz, Jeffery, Krishnan and Ficarro on June 5, 1997, June 23, 1998 and June 29, 1999, have a term of seven years from the date of grant and vest with respect to one-third of the underlying shares on the date of grant and one-third on each of the first and second anniversaries of the date of grant. The options granted to Messrs. Butler and Estrin in October 1997 and to Messrs. Schwartz, Jeffery, Krishnan and Ficarro in June 1997 were subject to shareholder approval, which approval was obtained in February 1998. Each of the employment agreements provides for accelerated vesting and exercisability of all options if the employee is terminated without cause or if he terminates for "good reason" because of certain unilateral material changes to certain terms of service or other events (as more fully defined in the agreements).

     Loans. The Phar-Mor Stock Incentive Plan authorizes the Administrator to make loans to optionees to pay the exercise price of options, subject to specified conditions.

     Under the terms of the employment agreements with Messrs. Butler and Estrin, the Company has agreed to loan Messrs. Butler and Estrin an amount equal to the exercise price of their options (upon exercise). Such loan or loans will become due on the first to occur of (i) the fifth anniversary of the date that the loan was made, (ii) to the extent of net proceeds of sale, after payment of related taxes, five business days after the sale of the shares so acquired,
(iii) 30 days after a termination of their employment by the Company with cause (other than by death or permanent disability) or his voluntary resignation (except if his resignation is a result of certain delineated reasons), or (iv) by way of offset, upon the payment of settlement amounts to him upon a termination without cause by the Company. The loans will bear interest, payable semi-annually, on the outstanding principal balance at the mid-term applicable federal rate in effect on the date such loans were made and shall be subject to compliance with applicable laws. No loans have been made to Mr. Estrin or Mr. Butler under these provisions.

     Severance Plan. The Company's current severance plan, as it applies to officers generally, provides for payment of severance pay equal to salary at the time of termination for a period of 26 weeks, plus one additional week for each year of service, up to ten years. On March 27, 1997, the Company approved an amendment to its existing severance plan, enhancing benefits to all employees, including executive officers, whereby all such employees would receive additional severance payments upon loss of employment due to certain "change of control" events. Generally, executive officers who are not party to an employment agreement would receive a minimum of 18 months of pay in such event.

     The employment agreements for Messrs. Schwartz, Krishnan, Jeffery and Ficarro provide, in the case of a termination by the Company for each individual, without cause or by them "for good reason," for a severance payment equal to two years' total compensation (which includes salary plus average bonus paid to them over the previous two years).

     Change in Control Consequences for Messrs. Butler, Estrin, Schwartz, Krishnan, Jeffery and Ficarro. The employment agreements with Messrs. Butler and Estrin provide that upon a change in control (as defined) Messrs. Butler and Estrin have the right for 90 days to terminate their agreements without cause and realize the present value of the full (and certain accelerated) benefits under the agreements for what would otherwise be the remaining term, as in the case of a termination by the Company without cause. A change in control under the agreements includes (among other events) the acquisition by any person or group (other than persons affiliated with Messrs. Butler or Estrin) of 40% or more of the voting capital stock of the Company, the approval by the shareholders of certain transactions resulting in a change in ownership of 40% or more control of the voting capital stock of the Company, including a merger, consolidation, or sale or disposal of all or substantially all of the Company's assets (including a plan of liquidation or dissolution), or a fundamental alteration in the nature of its business. Such a termination by Messrs. Butler or Estrin is deemed a termination without cause by the Company and entitles them to the rights attendant thereto.

     The employment agreements with Messrs. Schwartz, Krishnan, Jeffery and Ficarro provide that upon a change in control (as defined), subject to certain exceptions more fully described in the employment agreements or amendments thereto, each named executive will have the right to terminate the agreement for "good reason" and receive the full benefits thereunder as in the case of a termination by the Company without cause. A change in control under each agreement may include (among other events) (a) the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either (i) the then outstanding shares of Common Stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; (b) any event that results in the replacement of a majority of the members of the Board as composed on the date of the employment agreement; (c) approval by the shareholders of the Company of a reorganization, merger or consolidation (i) which results in a change of ownership and/or voting rights of 30% or more of the then outstanding shares of Common Stock of the Company or (ii) in which the members of the Board do not become members of the Board of the entity resulting from such reorganization, merger or consolidation; or (d) approval by the shareholders of the Company of a liquidation or a dissolution of the Company, or the sale or other disposition or substantially all of the assets of the Company.

EXECUTIVE SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of the Chief Executive Officers and the other four most highly compensated executive officers of the Company who served in those capacities as of July 3, 1999 (the "Named Officers").

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                        -----------------------
                                                     ANNUAL COMPENSATION                  AWARDS      PAYOUTS
                                         --------------------------------------------   ----------   ----------
           NAME AND             FISCAL                                OTHER ANNUAL        STOCK         LTIP         ALL OTHER
       PRINCIPAL PERSON          YEAR    SALARY($)   BONUS($)(1)   COMPENSATION($)(2)   OPTIONS(#)   PAYOUTS($)   COMPENSATION(3)
       ----------------         ------   ---------   -----------   ------------------   ----------   ----------   ---------------
Abbey J. Butler...............   1999     458,939      305,653            --             220,000           --          112,175
  Co-Chairman and Co-CEO         1998     315,484(4)   203,900            --             410,000           --          116,791

Melvyn J. Estrin..............   1999     458,939      305,653            --             220,000           --          164,301
  Co-Chairman and Co-CEO         1998     315,484(4)   203,900            --             410,000           --          104,178

M. David Schwartz.............   1999     691,721      460,686            --             150,000           --           37,445
  President and COO              1998     638,402      412,800            --             200,000           --           14,475
                                 1997     620,076      620,076            --                  --           --            8,305

Warren E. Jeffery.............   1999     236,040      104,802            --             100,000           --           10,031
  Executive Vice President       1998     200,925       86,600            --              75,000           --            9,582
                                 1997     190,585      183,000            --              50,000           --            6,671

Sankar Krishnan...............   1999     256,656      138,955            --             100,000           --           10,455
  Senior Vice President and      1998     237,904      102,500            --             150,000           --           10,389
  CFO                            1997     157,501      152,000            --                  --           --            6,112

John R. Ficarro...............   1999     219,646      119,592            --             100,000           --            9,157
  Senior Vice President,         1998     195,689       84,400            --             150,000           --            9,034
  CAO and General Counsel        1997     186,791      173,000            --                  --           --            6,440

---------------

(1) Bonuses are shown for the fiscal year earned, but may be paid in the following year.

(2) No information is provided in the column labeled "Other Annual Compensation" since the aggregate amount of perquisites and other personal benefits for the periods indicated is less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of the Named Officers.

(3) Information provided in the column labeled "All Other Compensation" for Fiscal Year 1999 includes the following: (i) the value of insurance premiums paid by the Company for the benefit of each of the Named Officers as follows: Mr. Butler, $101,372; Mr. Estrin, $153,498; Mr. Schwartz, $31,391; Mr. Jeffery, $4,505; Mr. Krishnan, $4,420; and Mr. Ficarro, $3,995; (ii) matching contributions to the Company's 401(k) Employee Savings and Retirement Plan to each of the Named Officers as follows: Mr. Schwartz, $6,054; Mr. Jeffery, $5,526; Mr. Krishnan, $6,035; and Mr. Ficarro, $5,162;
    and (iii) matching contributions to the Company's nonqualified deferred compensation plan to the Named Officers as follows: Mr. Butler, $10,803; and Mr. Estrin, $10,803.

    Information provided in the column labeled "All Other Compensation" for Fiscal Year 1998 includes the following: (i) the value of insurance premiums paid by the Company for the benefit of each of the Named Officers as follows: Mr. Butler, $111,691; Mr. Estrin, $99,078; Mr. Schwartz, $8,839; Mr. Krishnan, $4,679; Mr. Jeffery, $4,764; and Mr. Ficarro, $4,179; (ii) matching contributions to the Company's 401(k) Employee Savings and Retirement Plan to each of the Named Officers as follows: Mr. Schwartz, $6,086; Mr. Krishnan, $5,710; Mr. Jeffery, $4,818; and Mr. Ficarro, $4,855;
    and (iii) matching contributions to the Company's non-qualified deferred compensation plan as follows: Mr. Butler, $5,100; and Mr. Estrin, $5,100.

    Information provided in the column labeled "All Other Compensation" for Fiscal Year 1997 includes the following: (i) the value of insurance premiums paid by the Company for the benefit of each of the Named Officers as follows: Mr. Schwartz, $2,451; Mr. Krishnan, $2,583; Mr. Jeffery, $2,455; and Mr. Ficarro, $2,451; (ii) matching contributions to the Company's 401(k) Employee Savings and Retirement Plan to each of the Named Officers as follows: Mr. Schwartz, $5,854; Mr. Krishnan, $2,554; Mr. Jeffery, $4,216; and Mr. Ficarro, $3,989; (iii) matching contributions to the Company's non-qualified deferred compensation plan as follows: Mr. Krishnan, $975.

(4) The salary shown for Messrs. Butler and Estrin in Fiscal Year 1998 represents their salary from the date of the commencement of their employment with the Company, October 1, 1997, through the end of Fiscal Year 1998.

OPTION GRANTS IN FISCAL YEAR 1999

     The table below shows, for each of the Named Officers, the number of options granted during Fiscal Year 1999. All of the options set forth below were issued under the Phar-Mor Stock Incentive Plan, other than options to purchase 20,000 shares granted to each of Abbey J. Butler and Melvyn J. Estrin as directors of the Company under the Phar-Mor Director Stock Plan. As of July 3, 1999, no stock appreciation rights ("SARs") were outstanding.

                                                   PERCENT OF                                  POTENTIAL REALIZABLE
                                                     TOTAL                                       VALUE AT ASSUMED
                                                    OPTIONS                                      ANNUAL RATES OF
                                     NUMBER OF     GRANTED TO                                      STOCK PRICE
                                     SECURITIES    EMPLOYEES                                     APPRECIATION FOR
                                     UNDERLYING    IN FISCAL                                      OPTION TERM(2)
                                      OPTIONS         YEAR         EXERCISE      EXPIRATION    --------------------
         NAME AND POSITION           GRANTED(#)      (%)(1)      PRICE($/SH)        DATE        5%($)       10%($)
         -----------------           ----------    ----------    ------------    ----------    -------     --------
                                                                                                  (IN THOUSANDS)
Abbey J. Butler....................   200,000         19.2           4.28        6/29/2006       349           812
  Co-Chairman and Co-CEO               10,000          1.0           7.38        10/1/2003        20            45
                                       10,000          1.0           4.25        7/1/2004         12            26

Melvyn J. Estrin...................   200,000         19.2           4.28        6/29/2006       349           812
  Co-Chairman and Co-CEO               10,000          1.0           7.38        10/1/2003        20            45
                                       10,000          1.0           4.25        7/1/2004         12            26

M. David Schwartz..................   150,000         14.4           4.28        6/29/2006       261           609
  President and COO

Warren E. Jeffery..................   100,000          9.6           4.28        6/29/2006       174           406
  Executive Vice President

Sankar Krishnan....................   100,000          9.6           4.28        6/29/2006       174           406
  Senior Vice President and CFO

John R. Ficarro....................   100,000          9.6           4.28        6/29/2006       174           406
  Senior Vice President
  CAO and General Counsel

---------------

(1) Based on a total of 1,040,300 options granted to employees of Phar-Mor.

(2) Annual growth-rate assumptions are prescribed by the rules of the SEC and do not reflect actual or projected price appreciation of the underlying Common Stock.

     All options under the Phar-Mor Stock Incentive Plan will be subject to early termination within periods of up to one year (depending on the cause of a termination of service) after the effective date of a termination of service under the Phar-Mor Stock Incentive Plan or (if applicable) the expiration date under an applicable employment agreement. To the extent then not vested, the options will terminate and to the extent then vested, they may be exercised within one year following the death or disability of the holder of the option, and within six months following any other termination event, except where a termination by the Company is for cause, in which case the options then will terminate.

OPTION EXERCISES AND VALUES FOR FISCAL YEAR 1999

     The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options, and the values of unexercised options at July 3, 1999 for the Named Officers. Value is considered to be, in the case of exercised options, the difference between the exercise price and the market price on the date of exercise and, in the case of unexercised options, the difference between the exercise price and the market price on July 3, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                         SHARES                        UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                       ACQUIRED ON      VALUE          OPTIONS AT JULY 3, 1999               JULY 3, 1999($)
        NAME           EXERCISE(#)   REALIZED($)   (EXERCISABLE/UNEXERCISABLE)(#)    (EXERCISABLE/UNEXERCISABLE)(1)
        ----           -----------   -----------   -------------------------------   -------------------------------
Melvyn J. Estrin.....           --            --           373,333/266,667                     2,708/4,167
Abbey J. Butler......           --            --           373,333/266,667                     2,708/4,167
M. David Schwartz....           --            --           356,667/168,333                     1,563/3,125
Warren E. Jeffery....           --            --           173,333/101,667                     1,042/2,083
Sankar Krishnan......           --            --           178,333/96,667                      1,042/2,083
John R. Ficarro......           --            --           170,333/94,667                      1,042/2,083

---------------

(1) Options are "in the money" if the fair market value of the underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between 4.3125 per share, the market value of the Common Stock at July 3, 1999 issuable upon exercise of options, and the exercise price of the option, multiplied by the applicable number of shares underlying the options.

PERFORMANCE GRAPH

     The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing its cumulative shareholder returns, on an indexed basis, with a broad equity market index and a published industry or line-of-business index. The following graph compares the cumulative total shareholder return on the Common Stock against the cumulative total return of the Center for Research in Security Prices Total Return Index for the Nasdaq Stock Market (which includes all U.S. stocks traded on The Nasdaq National Market ("Nasdaq -- NMS") and Nasdaq Small-Cap Market) and the Center for Research in Security Prices Total Return Index for NASDAQ Stocks (SIC 5900-5999 U.S. Companies) Miscellaneous Retail for the period beginning with October 31, 1995 and ending on July 2, 1999, assuming the reinvestment of all dividends throughout the period shown, and assuming the value of the investment in the Company and in each Index was $100 on October 31, 1995. Prior to September 11, 1995, when the Company emerged from bankruptcy, there was no established trading market for the shares of Common Stock. From September 11, 1995, through October 31, 1995, the only market activity in the Common Stock of which the Company was aware was trading on a limited basis, primarily through inter-dealer quotations. From October 31, 1995 through February 7, 1996, the Common Stock was trading on the Nasdaq SmallCap Market. Since February 8, 1996, the Common Stock has been included for quotation on the Nasdaq-NMS under the symbol "PMOR."

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                     PERFORMANCE GRAPH FOR PHAR-MOR, INC.:

                                                                             NASDAQ STOCK MARKET (US    NASDAQ STOCKS (SIC 5900-
DATE                                                 PHAR-MOR, INC.                COMPANIES)              5999 US COMPANIES)
----                                                 --------------          -----------------------    ------------------------
06/30/1995                                                                          89.394                      92.522
07/31/1995                                                                          95.959                      99.981
08/31/1995                                                                          97.907                      97.794
09/29/1995                                                                         100.161                     102.258
10/30/1995                                                 100                         100                         100
10/31/1995                                                 100                      99.584                     100.067
11/30/1995                                             101.613                      101.92                      98.423
12/29/1996                                             103.226                     101.381                      95.834
01/31/1996                                             101.613                     101.888                      96.152
02/29/1996                                              95.161                     105.771                     103.949
03/29/1996                                              93.548                     106.127                     109.595
04/30/1996                                              97.581                     114.919                     120.584
05/31/1996                                             104.839                     120.191                     122.702
06/28/1996                                             103.226                     114.773                     115.255
07/31/1996                                                 100                     104.556                     104.893
08/30/1996                                             108.064                     110.421                     114.425
09/30/1996                                              80.645                     118.861                      122.49
10/31/1996                                              70.968                     117.545                     116.538
11/29/1996                                              73.387                     124.839                     121.035
12/31/1996                                              70.161                     124.734                     113.539
01/31/1997                                              69.355                     133.586                     117.899
02/28/1997                                              64.516                     126.197                     109.522
03/31/1997                                              65.323                     117.969                     102.668
04/30/1997                                              64.516                     121.643                      99.744
05/30/1997                                              67.742                     135.422                     111.926
06/27/1997                                              80.645                     139.084                     114.976
07/31/1997                                              79.839                     154.293                      120.82
08/29/1997                                              95.968                     154.062                     125.356
09/30/1997                                              90.323                     163.197                     133.695
10/31/1997                                              92.339                     154.695                     127.324
11/28/1997                                             108.065                     155.519                     126.519
12/31/1997                                             120.968                     152.834                     124.663
01/30/1998                                             112.903                      157.68                     126.753
02/27/1998                                             133.871                     172.509                     136.339
03/31/1998                                             150.807                     178.873                     146.416
04/30/1998                                             144.355                     181.885                      145.36
05/29/1998                                             125.807                     171.789                     164.585
06/26/1998                                             137.903                     181.228                      148.78
07/31/1998                                             130.645                     181.639                     138.253
08/31/1998                                              93.548                     145.745                      99.992
09/30/1998                                                 100                      165.98                     110.639
10/30/1998                                             106.452                     173.153                     122.228
11/30/1998                                             101.613                     190.663                     145.346
12/31/1998                                              98.387                     215.397                     158.753
01/29/1999                                             102.419                      246.71                     158.889
02/26/1999                                              75.806                     224.587                     135.004
03/31/1999                                              75.806                     240.897                     143.467
04/30/1999                                              56.452                     247.714                     145.768
05/28/1999                                               61.29                     241.974                     138.582
07/02/1999                                              55.645                     268.936                     146.499

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth in the table below is information, as of October 1, 1999, with respect to the number of shares of Common Stock beneficially owned by (i) each person or entity known by the Company to own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Officers and (iv) all directors and executive officers of the Company as a group. A person or entity is considered to "beneficially own" any shares (i) over which such person or entity exercises sole or shared voting or investment power or (ii) which such person or entity has the right to acquire at any time within 60 days (e.g., through the exercise of options or warrants).

                                                             PERCENT     NUMBER OF SHARES
       NAME AND ADDRESS OF          AMOUNT AND NATURE OF       OF      WHICH MAY BE ACQUIRED
       BENEFICIAL OWNER(1)         BENEFICIAL OWNERSHIP(2)    CLASS      WITHIN 60 DAYS(3)
       -------------------         -----------------------   -------   ---------------------
Avatex Corporation                        4,795,935(4)        38.9%              91,902(5)
5910 North Central Expressway
Suite 1780
Dallas, Texas 75206

Dimensional Fund Advisors Inc.              828,600(6)         6.8%                  --
1299 Ocean Avenue
Santa Monica, California 90401

M. David Schwartz                           406,558            3.2%             391,667(7)
20 Federal Plaza West
Youngstown, Ohio 44501

Warren E. Jeffery                           184,333            1.4%             182,333(7)
20 Federal Plaza West
Youngstown, Ohio 44501

Sankar Krishnan                             183,333            1.4%             183,333(7)
20 Federal Plaza West
Youngstown, Ohio 44501

John R. Ficarro                             173,333            1.4%             173,333(7)
20 Federal Plaza West
Youngstown, Ohio 44501

Abbey J. Butler                           5,235,935(8)        41.0%             531,902(5)(9)
c/o Avatex Corporation
5910 North Central Expressway
Suite 1780
Dallas, Texas 75206

Melvyn J. Estrin                          5,235,935(8)        41.0%             531,902(5)(9)
c/o Avatex Corporation
5910 North Central Expressway
Suite 1780
Dallas, Texas 75206

Monroe Osterman                              30,000              *               30,000(10)
20 Federal Plaza West
Youngstown, Ohio 44501

Arthur G. Rosenberg                          30,000              *               30,000(10)
20 Federal Plaza West
Youngstown, Ohio 44501

John D. Shulman                              30,000              *               30,000(10)
20 Federal Plaza West
Youngstown, Ohio 44501

All Directors and Executive               6,713,492           47.2%           1,992,568
Officers, including those named
above, as a Group (11 persons)

---------------

* Less than 1%.

 (1) No director or executive officer is the beneficial owner of other equity securities of the Company or any of its subsidiaries.

 (2) Unless otherwise indicated, each person or entity has sole investment power and sole voting power with respect to the Common Stock beneficially owned by such person or entity.

 (3) This column lists the number of shares of Common Stock which the named person or entity has the right to acquire within 60 days after October 1, 1999, through the exercise of stock options and warrants. The shares shown in this column are included in the Amount and Nature of Beneficial Ownership column.

 (4) Includes 4,704,033 shares held directly by Avatex and 91,902 shares subject to purchase by Avatex within 60 days upon exercise of warrants.

 (5) Includes 91,902 shares of Common Stock subject to purchase by Avatex within 60 days upon exercise of warrants.

 (6) The information provided is based on information provided to the Company by Dimensional Fund Advisors Inc. ("Dimensional") and the Company's registrar. In its role as an investment advisor and investment manager, Dimensional possesses voting and investment power over these shares; however, Dimensional disclaims beneficial ownership thereof.

 (7) All such shares of Common Stock are subject to purchase by the indicated person within 60 days upon exercise of options awarded under the Phar-Mor Stock Incentive Plan.

 (8) Messrs. Butler and Estrin are Co-Chairmen of the Board, Co-Chief Executive Officers and major shareholders of Avatex.

 (9) All such shares (other than 91,902 shares deemed beneficially owned by Messrs. Butler and Estrin, as described in note (4) above) are subject to purchase within 60 days by the indicated person upon exercise of options awarded under the Phar-Mor Director Stock Plan and/or Phar-Mor Stock Incentive Plan.

(10) All such shares are subject to purchase within 60 days by the indicated person upon exercise of options awarded under the Phar-Mor Director Stock Plan.

     Avatex has pledged 1,132,500 shares of its Common Stock as collateral to Bart A. Brown, Jr., as trustee (the "Trustee") as partial collateral to secure certain obligations of Avatex. In the event of a default, the Trustee may acquire such shares by foreclosing on the collateral.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From September 11, 1995 to September 19, 1997, Avatex owned 69.8% of Hamilton Morgan L.L.C. ("Hamilton Morgan") which beneficially owned approximately 39.9% of the Company's common stock. Robert Haft, the Company's former Chairman of the Board of Directors and Chief Executive Officer, was President of Hamilton Morgan. Messrs. Butler and Estrin, the two Co-chairmen of the Board of Directors of Avatex, were members of the Board of Directors of the Company during this time.

     In April 1998, 13 persons and entities purchased (or committed to purchase) a total of $3,000,000 of Series B Preferred Stock and warrants to purchase Series B Preferred Stock of RAS Holding Corp. These persons and entities included the Company; Avatex; two of the Company's executive officers, Melvyn J. Estrin and Abbey J. Butler; all of Avatex's executive officers and its Director of Accounting (and/or their designees); one non-officer director of Avatex; and two additional parties related to, or referred by Abbey J. Butler or Melvyn J. Estrin. Of the total amount invested, Avatex's share was approximately 46.7%, the Company's share was 25%, the Avatex officers/designees' share was 19.8%, the Avatex non-officer director's share was 1% and the related parties' share was approximately 7.5%. The largest share invested by an officer or director of Avatex (or his designee) was 5% of the total amount invested.

     In April 1999, RAS Holding Corp. distributed to its stockholders (including Cabot Noble, Inc., a wholly-owned subsidiary of the Company, Avatex and two parties related to or referred by Directors Butler and Estrin) shares of common stock in two RAS Holding Corp. subsidiaries, PC Lens Corp. and Medical Internet Technologies, Inc. In addition, Avatex is a party to a consulting agreement with RAS Holding Corp. under which Avatex provides certain financial, accounting and other management consulting services to RAS Holding Corp.

Avatex also leases to RAS Holding Corp. a portion of Avatex's office space in Dallas, Texas. Directors Butler and Estrin are Co-Chairman and Co-Chief Executive Officers of Avatex and directors of RAS Holding Corp.

     In March and December 1998, certain persons and entities purchased a total of $7,200,000 of membership interests in ChemLink Acquisition Company, LLC, which in turn purchased a total of 50% of the membership interests in ChemLink Laboratories, LLC. These persons and entities included the Company; Avatex; the Company's Co-Chairmen and Co-Chief Executive Officers, Abbey J. Butler and Melvyn J. Estrin (and/or their designees); one Avatex officer, Edward L. Massman; one non-officer director of Avatex; and five additional parties related to or referred by Abbey J. Butler or Melvyn J. Estrin. Of the total amount invested, the Company's share was approximately 35.8%, Avatex's share was approximately 41.1%, the Avatex officers/designees' share (including Messrs. Butler and Estrin) was approximately 14.4%, the Avatex non-officer director's share was approximately 0.7% and the related parties' share was approximately 8.0%. The largest share invested by an Avatex officer or director (or his designee) was approximately 6.1% of the total amount invested. Messrs. Butler, Estrin, and Shulman serve on the Board of Managers of ChemLink Laboratories, LLC.

     During 1998 and 1999 the Company invested $5 million to purchase approximately 15.1% of the outstanding common stock of Avatex. Also, on June 18, 1999 the Company entered into an agreement with certain preferred shareholders of Avatex to purchase approximately 2.8 million shares of Avatex common stock owned by such preferred shareholders for $2.00 per share. This transaction is expected to close prior to December 31, 1999, after which the Company will own approximately 4.95 million shares of Avatex common stock representing approximately 36% of Avatex's total outstanding common stock. Pursuant to the Company's By-Laws, each transaction was approved by an Independent Committee of disinterested Company directors.

     During Fiscal Year 1999, the Company paid $77,000 to Human Service Group, Inc. for secretarial services provided to Mr. Estrin. Human Service Group, Inc. is a corporation wholly owned by Mr. Estrin.

     During Fiscal Year 1999, the Company purchased $20,000 of product from Carson Products, a subsidiary of Carson, Inc. Mr. Butler and Mr. Estrin are directors of Carson, Inc. A subsidiary of Avatex purchased a total of 372,000 shares of Carson Class A common stock in December 1997 and January 1999.

     During Fiscal Year 1999, the Company purchased $319,000 of product from AM Cosmetics, Inc. Mr. Butler and Mr. Estrin were directors of AM Cosmetics, Inc. until September 1998.

     The Company paid CB Equities Corporation $74,000 for office and equipment support for Mr. Butler. Mr. Butler is President of CB Equities Corporation.

     On January 19, 1999, the Company made an interest-free, secured bridge loan to Sankar Krishnan, the Company's Senior Vice President and Chief Financial Officer, in the amount of $70,000. Mr. Krishnan paid back the entire loan on August 18, 1999.

SECTION 16(A) DISCLOSURE

     Pursuant to Section 16(a) of the Exchange Act, the Company is required to identify any person who, at any time during Fiscal Year 1999, was a director of the Company, an executive officer of the Company or its subsidiaries or beneficial owner of more than 10% of the Company's Common Stock or any other person who was subject to Section 16(a) of the Exchange Act with respect to the Company that, during Fiscal Year 1999, failed to file on a timely basis with the SEC any report required by Section 16(a) of the Exchange Act, which are Form 3 (an initial report of beneficial ownership of common stock), Form 4 and Form 5 (relating to changes in beneficial ownership of common stock). Based solely on a review of such Forms 3, 4 and 5, and amendments thereto, furnished to the Company by the reporting persons known to it, Director Levy failed to file one Form 4 on a timely basis with respect to one transaction that was reported by Director Levy on a Form 5; Director Osterman failed to file two Forms 4 on a timely basis with respect to two transactions that were reported by Director Osterman on a Form 5; Director Rosenberg failed to file one Form 4 on a timely basis with respect to one transaction that was reported by Director Rosenberg on a Form 5; and Director Shulman failed to file one Form 4 on a timely basis with respect to one transaction that was reported by Director Shulman on a Form 5. All such late filings related to automatic option grants. To the Company's knowledge, all other filings under Section 16(a) of the Exchange Act required to be filed by the aforementioned persons were made on a timely basis.

                     CERTAIN FEDERAL INCOME TAX EFFECTS OF
                         PARTICIPATION IN OPTION PLANS

     The following summary of the material federal income tax consequences to the Company and participants in the Phar-Mor Director Stock Plan or the Phar-Mor Stock Incentive Plan is based upon the Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this Proxy Statement. These laws and authorities are subject to change, possibly with retroactive effect. The discussion below does not address any state, local or foreign tax consequences to participants. The tax treatment to participants will vary depending upon their particular situations. Participants are urged to consult with their own tax advisors and financial planners regarding the particular tax consequences to them of participation in the plans, including the applicability and effect of any state, local or foreign laws, and the effect of possible changes in applicable tax laws.

     The Phar-Mor Director Stock Plan provides for the grant of non-qualified stock options which are not intended to meet the requirements of Section 422 of the Code. The Phar-Mor Stock Incentive Plan permits the grant of either non-qualified stock options or incentive stock options which are intended to satisfy the requirements of Section 422 of the Code.

     Incentive Stock Options. Except as provided below with respect to the alternative minimum tax, the optionee will not recognize taxable income upon the grant or exercise of an incentive stock option. If the optionee holds the shares received pursuant to the exercise of the option for at least one year after the date of exercise and for at least two years after the date the option is granted, the optionee will recognize long-term capital loss upon the disposition of the Common Stock measured by the difference between the option exercise price (the Common Stock's basis) and the amount received for such shares upon disposition.

     In the event that the optionee disposes of the Common Stock prior to the expiration of the required holding periods (a "disqualifying disposition"), the optionee generally will recognize ordinary income at the time of disposition equal to the difference between the exercise price and the lower of the fair market value of the Common Stock at the date of the option exercise or the sale price of the Common Stock. The tax basis in the Common Stock generally will equal the amount of ordinary income recognized by the optionee plus the option exercise price. Upon the disposition of the Common Stock, the optionee generally will also recognize capital gain equal to the excess, if any, of the sale price of the Common Stock over the optionee's tax basis in the Common Stock, and such gain will be long-term capital gain if the Common Stock has been held for more than one year at the time of disposition.

     For federal alternative minimum tax purposes, the excess of the fair market value of Common Stock on the date of the exercise of the incentive stock option over the exercise price of the option is included in federal alternative minimum taxable income. If the federal alternative minimum tax applies to the optionee, a federal alternative minimum tax credit may reduce the regular tax upon eventual disposition of the Common Stock.

     The Company will not be allowed a federal income tax deduction upon the grant or exercise of an incentive stock option. Upon a disqualifying disposition by the optionee of shares acquired upon exercise of the incentive stock option, the Company will be allowed a deduction in an amount equal to the ordinary income recognized by the optionee.

     Nonqualified Stock Options. As in the case of incentive stock options, no income is recognized by the optionee on the grant of a nonqualified stock option. On the exercise by an optionee of a nonqualified option, generally the excess of the fair market value of the Common Stock when the option is exercised over its cost to the optionee will be for federal income tax purposes (a) taxable to the optionee as ordinary income and (b) generally deductible by the Company.

     The optionee's tax basis in Common Stock received upon exercise of nonqualified stock options will equal his cost for the Common Stock plus the amount of ordinary income the optionee recognized upon the exercise. Accordingly, upon a subsequent disposition of Common Stock acquired upon the exercise of a nonqualified stock option, the optionee generally will recognize capital gain or loss, depending upon the holding period of the Common Stock equal to the difference between the amount realized upon disposition of the Common Stock by the optionee and the optionee's basis in the Common Stock, and long-term capital gain or loss if the Common

Stock has been held for more than one year at the time of disposition. For federal alternative minimum tax consequences, an optionee's income, gain and losses upon the exercise of a non-qualified stock option or disposition of Common Stock received upon the exercise of such an option generally will be the same as described above.

                              PROPOSAL NUMBER TWO

                              DIRECTOR STOCK PLAN

     The Board believes that the ownership of shares of Common Stock by directors supports the maximization of long-term shareholder value by aligning the interests of directors with those of shareholders. The Phar-Mor 1995 Director Stock Plan is designed to facilitate the ownership of shares of Common Stock by directors. Under the plan, each director receives an annual grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. A total of 500,000 shares of Common Stock may be issued upon the exercise of options granted under the Phar-Mor Director Stock Plan. Currently, the grant date is October 1.

     On June 29, 1999, the Board approved a resolution, subject to shareholder ratification and approval, to amend the Phar-Mor Director Stock Plan to change the annual automatic grant date from October 1 to July 1 so that option grants would coincide with the end of the Company's fiscal year.

     The affirmative vote of a majority of the Common Stock represented at the Meeting and entitled to vote is required for approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE PHAR-MOR DIRECTOR STOCK PLAN TO CHANGE THE ANNUAL AUTOMATIC GRANT DATE TO JULY 1. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES REPRESENTED THEREBY WILL BE VOTED FOR THIS PROPOSAL.

                             PROPOSAL NUMBER THREE

        RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board proposes and recommends that the shareholders ratify the selection of the firm Deloitte & Touche LLP, which served as the Company's independent public accountants during Fiscal Year 1999, to serve as independent public accountants of the Company for the fiscal year ending July 1, 2000 ("Fiscal Year 2000"). Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP as the independent public accountants for the Company for Fiscal Year 2000. A representative of Deloitte & Touche LLP will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     The affirmative vote of a majority of the Common Stock represented at the Meeting and entitled to vote is required for approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2000. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES REPRESENTED THEREBY WILL BE VOTED FOR THIS PROPOSAL.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal of a shareholder intended to be presented at the Company's next annual meeting scheduled to be held in November 2000 must be received by the Company a reasonable time before the solicitation is made in order to be included in the Company's proxy statement and form of proxy relating to that meeting. In addition, the Bylaws of the Company provide that any shareholders wishing to make a nomination for director or wishing to introduce a proposal with respect to other business at the next annual meeting must give advance written notice to the Company that must meet certain other requirements set forth in the Bylaws. Shareholder proposals regarding shareholder business other than nominations for director must be delivered to or mailed and received at the principal executive offices of the Company not less than 50 days prior to the next annual meeting, except that if less than 60 days' notice of the date of the meeting is given or made to shareholders, advance written notice must be so received by the Company not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed. Notice of a shareholder's intent to nominate a director at the next annual meeting must be delivered to the Secretary of the Company not less than 90 days prior to the meeting or in lieu of delivery to the Secretary of the Company, the notice may be mailed to the Company by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary of the Company. A copy of the Bylaws may be obtained from the Secretary of the Company.

                                 MISCELLANEOUS

     The Company will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such material.

     Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be. As of the date of this Proxy Statement, management had no knowledge of any business, other than that described herein, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

By Order of the Board of Directors,

/s/ John R. Ficarro

John R. Ficarro
Secretary

                PROXY FOR ANNUAL MEETING OF THE SHAREHOLDERS OF
                                 PHAR-MOR, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints ABBEY J. BUTLER, MELVIN J. ESTRIN, JOHN R. FICARRO and SANKAR KRISHNAN, and each of them, with full power of substitution, as proxies to vote all shares in Phar-Mor, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, Washington, D.C. on December 10, 1999 at 10:00 a.m. (local time) and at any postponement or adjournment thereof (the "Meeting"), with the effect and as if the undersigned were personally present and voting upon the matters set forth in this proxy card.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (A) FOR THE NOMINATED DIRECTOR, (B) FOR PROPOSAL 2, (C) FOR PROPOSAL 3 AND (D) FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AT THE DISCRETION OF THE PROXY HOLDERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATED DIRECTOR AND FOR PROPOSALS 2 AND 3.

  YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE
            SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE

                                                                 SEE REVERSE
                                                                     SIDE

 ...............................................................................

                                  DETACH CARD

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                                                        PHAR-MOR, INC.
                           PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/


                                   FOR   WITHHOLD                                                      FOR    AGAINST   ABSTAIN

1. Election of Director --        / /     / /               3. Ratification of appointment of          / /     / /      / /
   Nominee: Monroe Osterman                                    Deloitte & Touche LLP as the Company's
                                                               independent public accountants.

                                   FOR    AGAINST  ABSTAIN                                             FOR    AGAINST   ABSTAIN

2. Approval of amendment to 1995  / /     / /      / /      4. In their discretion, the proxies are    / /     / /      / /
   Director Stock Option Plan                                  authorized to vote upon such other
   changing automatic grant date.                              business as may properly come before
                                                               the Meeting.

                                                                                                       YES      NO

                                                       MARK HERE IF YOU PLAN TO ATTEND THE MEETING     / /     / /


                                                       MARK HERE FOR ADDRESS CHANGE AND REVISE         [ ]
                                                       PRE-PRINTED ADDRESS AS NECESSARY



                                                                                             Date: _________________ , 1999

IMPORTANT -- PLEASE SIGN AND RETURN PROMPTLY.                                                ______________________________
When shares are held by joint tenants, both                                                  Signature(s)
should sign. When signing as attorney,
executor, administrator, trustee, or guardian,                                               ______________________________
please give full title as such. If a                                                         Signature(s)
corporation, please sign in full corporate name
by president or other authorized officer. If a
partnership, please sign in partnership name by
an authorized person.

 ...............................................................................................................................
                                            *           FOLD AND DETACH HERE             *

                                                       YOUR VOTE IS IMPORTANT!

                                                PLEASE MARK, SIGN AND DATE THIS PROXY
                                         AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.


                                  PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS
                                  SPECIFIED, THIS PROXY WILL BE VOTED (A) FOR THE NOMINATED
                                  DIRECTOR, (B) FOR PROPOSAL 2, (C) FOR PROPOSAL 3 AND (D) FOR OR
                                  AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE
                                  MEETING AT THE DISCRETION OF THE PROXY HOLDERS.

                                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATED
                                  DIRECTOR AND FOR PROPOSALS 2 AND 3.

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